Exhibit 10.3

January 29, 2018	Via Email Delivery

Alfred Lumsdaine

9723 Concord Pass

Brentwood, TN 37027

Dear Alfred:

I am pleased to confirm our employment offer for you to join QHCCS, LLC, an affiliate of Quorum Health Corporation (hereinafter referred to as either Quorum Health or Quorum) in the position of Executive Vice President of Finance, reporting to Tom Miller, President and Chief Executive Officer and beginning on February 12, 2018. You will be promoted to the additional title and responsibility of Chief Financial Officer on April 1, 2018. The terms of your employment are summarized below.

Base Salary. $21,458.33 semi-monthly ($515,000.00 annualized) subject to required withholdings. Employees are paid on the 15th and the last day of each month. Your first pay check will be a live check and will include all hours worked beginning with your hire date through the 15th of February 2018.

Signing Bonus. You will be paid a one-time cash signing bonus of $100,000, to be paid within thirty (30) days of your employment date.

Incentive Bonus. You will be eligible to participate in the annual Incentive Bonus Plan which is designed to yield 80% of your earned base salary upon achievement of targeted objectives. Details regarding your bonus plan year objectives will be provided at a later date. While there is no guarantee of bonus, in order to be eligible for receipt of the incentive bonus, you must be employed by an affiliate of Quorum Health through December 31st of each respective calendar year.

Restricted Stock Grant. Subject to Board approval, and conditioned on your start of employment, you will be granted 100,000 shares of restricted stock (or restricted stock units, at the Board’s discretion) pursuant to the 2016 Stock Award Plan. 50% of the award is time-vested and vests in three equal installments beginning on the first anniversary of the date of the grant, and 50% of the award is performance-based and vests, if at all, over a two-year performance period based on the achievement of target metrics to be set by the Board in its discretion. Other restricted shares or restricted share units may be granted from time to time by the Board of Directors of Quorum Health or at the discretion of the Company President and CEO.

Job Description. Your signature on this offer letter indicates your acknowledgement that you have discussed the general requirements of the job with leadership, and you understand that a copy of the job description for the position you are accepting with Quorum Health will be provided prior to your employment date.

First Day of Employment. February 12, 2018

Benefits. Your employee benefits (group medical, dental, vision, supplemental life, flexible spending accounts, and 401(k) can begin the first of the month following one full month of employment (March 1, 2018) subject to your enrollment decisions; plus you will be covered automatically under the company’s paid life and disability programs at that time. A summary of these benefits is enclosed.

1573 Mallory Lane, Suite 100, Brentwood, TN 37027

SERP Plan Participation. You will be a participant in the Supplemental Executive Retirement Plan. This plan provides 2% of your compensation times your years of service and is based on average compensation over your last five years of employment. This plan provides for a one-time payment 6 months after retirement at the normal retirement age of 65 or older. This plan requires 5 years of participation.

Background Check. Employment with Quorum Health is contingent upon no inappropriate finding arising from your background check and references.

Drug Screen. Quorum Health requires a post-offer drug screen. Agreement to participate in the company’s random drug screening program is mandatory and your acceptance of this offer is evidence of your agreement to participate.

At-will-employment. Quorum Health looks forward to a long and mutually beneficial working relationship with you. However, as is with all positions in Quorum, employment is for an indefinite duration and terminable at will, by either you or Quorum.

Immediate Action Item: Please fax or email your signed acceptance and non-compete signature page to my attention at 615-221-1483 or to Terry_Johnson@quorumhealth.com within the next twenty-four (24) hours.

Sincerely,	Acknowledged and Agreed,

/s/ Tom Miller 1/29/2018	/s/ Alfred Lumsdaine 1/29/2018
Tom Miller Date Signed	Alfred Lumsdaine Date Signed
President and CEO

cc:	Terry Johnson, Vice President Human Resources

1573 Mallory Lane, Suite 100, Brentwood, TN 37027